                                                                    Exhibit 12.2

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (Amounts in Thousands)

                                                                Year Ended December 31,                     June 30,
                                                 ----------------------------------------------------   -------------------
                                                   1998       1999       2000       2001       2002       2002       2003
                                                 --------   --------   --------   --------   --------   --------   --------
Pretax income from continuing operations         $ 76,443   $ 85,019   $ 99,317   $ 89,098   $ 99,888   $ 49,586   $105,114
                                                 ========   ========   ========   ========   ========   ========   ========

Fixed charges:
Interest expense including amortization
    of deferred costs and
    capitalized interest                         $ 67,050   $ 80,495   $ 94,252   $ 93,575   $ 85,673   $ 42,854   $ 46,934
Ground Rent 33%                                  $    120   $    176   $    244   $    234   $    252   $    124   $    177
Preferred Dividends                              $ 20,139   $ 32,419   $ 42,563   $ 46,343   $ 45,396   $ 23,618   $ 25,373
Proportionate share of fixed charges of 50%
    owned joint ventures accounted for
    using equity method of accounting            $   --     $   --     $   --     $   --     $   --     $   --     $   --
                                                 --------   --------   --------   --------   --------   --------   --------

                           Total fixed charges   $ 87,309   $113,090   $137,059   $140,152   $131,321   $ 66,596   $ 72,484
                                                 --------   --------   --------   --------   --------   --------   --------

Capitalized interest during the period           ($ 9,900)  ($13,400)  ($18,200)  ($12,927)  ($ 9,157)  ($ 4,967)  ($ 4,806)
Preferred Dividends                              ($20,139)  ($32,419)  ($42,563)  ($46,343)  ($45,396)  ($23,618)  ($25,373)
Amortization of capitalized interest
    during the period                            $    826   $  1,272   $  1,879   $  2,310   $  2,616   $  1,321   $  1,468
Majority-owned subsidiary adjustments            $  3,312   $ 11,809   $ 19,593   $ 21,502   $ 21,570   $ 11,200   $  3,938
Equity Company Adjustments                       ($13,351)  ($24,713)  ($23,296)  ($18,560)  ($32,769)  ($17,617)  ($16,896)
Equity Company Adjustments Distributed Income    $ 12,903   $ 24,713   $ 23,296   $ 18,560   $ 32,769   $ 17,617   $ 16,896
                                                 --------   --------   --------   --------   --------   --------   --------

Earnings before income taxes and fixed charges   $137,403   $165,371   $197,085   $193,792   $200,842   $100,118   $152,825
                                                 ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to Combined Fixed charges          1.57       1.46       1.44       1.38       1.53       1.50       2.11
                                                 ========   ========   ========   ========   ========   ========   ========
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